Exhibit 4

preREO LLC

INVESTMENT AGREEMENT

This is an Investment Agreement, entered into by and between preREO LLC, a Delaware limited liability company (the “Company”) and the purchaser identified on the Investment Questionnaire attached (“Purchaser”).

Background

I.       The Company is offering limited liability company interests pursuant to a Confidential Investor Disclosure Document dated June 16, 2021 (the “Disclosure Document”).

II.       The Company and its members are parties to an agreement captioned “Limited Liability Company Agreement” dated June 1, 2021, which they intend to be the sole “limited liability company agreement” of the Company within the meaning of 6 Del. C. §18-101(7) (the “LLC Agreement”).

NOW, THEREFORE, acknowledging the receipt of adequate consideration and intending to be legally bound, the parties hereby agree as follows:

1.            Defined Terms. Capitalized terms that are not otherwise defined in this Investment Agreement have the meanings given to them in the Disclosure Document. The Company is sometimes referred to using words like “we” and “our,” and Purchaser is sometimes referred to using words like “you,” “your,” and “its.”

2.            Purchase of LLC Interest.

2.1.            In General. Subject to the terms and conditions of this Investment Agreement, the Company hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from the Company, a limited liability company interest (referred to in the LLC Agreement as “Series A Preferred Stock”) for the amount set forth on the Purchaser Information Sheet (the “LLC Interest”).

2.2.            Reduction for Oversubscription. If the Company receives subscriptions from qualified investors for more than the amount we are trying to raise, we may reduce your subscription and therefore the amount of your LLC Interest. We will notify you promptly if this happens.

3.            No Right to Cancel. You do not have the right to cancel your subscription or change your mind. Once you sign this Investment Agreement, you are obligated to purchase the LLC Interest, even if the amount is reduced pursuant to section 2.2.

4.            Our Right to Reject Investment. In contrast, we have the right to reject your subscription for any reason or for no reason, in our sole discretion. If we reject your subscription, any money you have given us will be returned to you.

5.            Your LLC Interest. You will not receive a paper certificate representing your LLC Interest. Instead, your LLC Interest will be available electronically.

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6.            Your Promises. You promise that:

6.1.            Accuracy of Information. All of the information you have given to us, whether in this Investment Agreement or otherwise, is accurate and we may rely on it. If any of the information you have given to us changes before we accept your subscription, you will notify us immediately. If any of the information you have given to us is inaccurate and we are damaged (harmed) as a result, you will indemnify us, meaning you will pay any damages.

6.2.            Review of Information. You have read all of the information in the Disclosure Document, including all the exhibits. Without limiting that statement, you have reviewed and understand the LLC Agreement.

6.3.            Risks. You understand all the risks of investing, including the risk that you could lose all your money. Without limiting that statement, you have reviewed and understand all the risks listed under “Risks of Investing” in the Disclosure Document.

6.4.            Escrow Account. You understand that your money might first be held in an escrow account in one or more FDIC-insured banks. If any of these banks became insolvent and the FDIC insurance is insufficient, your money could be lost.

6.5.            No Representations. Nobody has made any promises or representations to you, except the information in the Disclosure Document. Nobody has guaranteed any financial outcome of your investment.

6.6.            Opportunity to Ask Questions. You have had the opportunity to ask questions about the Company and the investment. All your questions have been answered to your satisfaction.

6.7.            Your Legal Power to Sign and Invest. You have the legal power to sign this Investment Agreement and purchase the LLC Interest.

6.8.            No Government Approval. You understand that no state or federal authority has reviewed this Investment Agreement or the LLC Interest or made any finding relating to the value or fairness of the investment.

6.9.            No Transfer. You understand that under the terms of the LLC Agreement, the LLC Interest may not be transferred without our consent. Also, securities laws limit transfer of the LLC Interest. Finally, there is currently no market for the LLC Interest, meaning it might be hard to find a buyer. As a result, you should be prepared to hold the LLC Interest indefinitely.

6.10.        No Advice. We have not provided you with any investment, financial, or tax advice. Instead, we have advised you to consult with your own legal and financial advisors and tax experts.

6.11.        Tax Treatment. We have not promised you any particular tax outcome from buying or holding the LLC Interest.

6.12.        Past Performance. You understand that even if we have been successful with other projects, we might not be successful with this project.

6.13.        Acting on Your Own Behalf. You are acting on your own behalf in purchasing the LLC Interest, not on behalf of anyone else.

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6.14.        Investment Purpose. You are purchasing the LLC Interest solely as an investment, not with an intent to re-sell or “distribute” any part of it.

6.15.        Anti-Money Laundering Laws. Your investment will not, by itself, cause the Company to be in violation of any “anti-money laundering” laws, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, and the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.

6.16.        Additional Information. At our request, you will provide further documentation verifying the source of the money used to purchase the LLC Interest.

6.17.        Disclosure. You understand that we may release confidential information about you to government authorities if we determine, in our sole discretion after consultation with our lawyer, that releasing such information is in the best interest of the Company or if we are required to do so by such government authorities.

6.18.        Additional Documents. You will execute any additional documents we request if we reasonably believe those documents are necessary or appropriate and explain why.

6.19.        No Violations. Your purchase of the LLC Interest will not violate any law or conflict with any contract to which you are a party.

6.20.        Enforceability. This Investment Agreement is enforceable against you in accordance with its terms.

6.21.        No Inconsistent Statements. No person has made any oral or written statements or representations to you that are inconsistent with the information in this Investment Agreement and the Disclosure Document.

6.22.        Financial Forecasts. You understand that any financial forecasts or projections are based on estimates and assumptions we believe to be reasonable but are highly speculative. Given the industry, our actual results may vary from any forecasts or projections.

6.23.        Notification. If you discover at any time that any of the promises in this section 6 are untrue, you will notify us right away.

6.24.        Non-U.S. Purchasers. If you are neither a citizen or a resident (green card) of the United States, then (i) the offer and sale of Class A Shares is lawful in the country of your residence, and (ii) the Company is not required to register or file any reports or documents with the country of your residence.

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6.25.        Additional Promises by Individuals. If you are a natural person (not an entity), you also promise that:

6.25.1.        Accredited Investor. At least one of the following statements is true:

1) Your net worth, excluding your principal residence, is at least $1,000,000.

2) Your income has been at least $200,000 for each of the last two years and you expect it to be at least $200,000 this year.

3) The combined income of you and your spouse has been at least $300,000 for each of the last two years and you expect it to be at least $300,000 this year.

4) You hold any of the following licenses from the Financial Industry Regulatory Authority (FINRA): a General Securities Representative license (Series 7), a Private Securities Offerings Representative license (Series 82), or a Licensed Investment Adviser Representative license (Series 65).

5) You are a “knowledgeable employee” of the Company if the Company would be an “investment company” within the meaning of the Investment Company Act of 1940 (the “ICA”) but for sections 3(c)(1) or 3(c)(7) of the ICA.

6) You are an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) or the laws of any state.

7) You are an investment adviser described in section 203(l) (relating to venture capital fund advisers) or section 203(m) (exempt reporting advisers) of the Advisers Act.

6.25.2.        Knowledge. You have enough knowledge, skill, and experience in business, financial, and investment matters to evaluate the merits and risks of the investment.

6.25.3.        Financial Wherewithal. You can afford this investment, even if you lose your money. You don’t rely on this money for your current needs, like rent or utilities.

6.25.4.        Anti-Terrorism and Money Laundering Laws. None of the money used to purchase the LLC Interest was derived from or related to any activity that is illegal under United States law, and you are not on any list of “Specially Designated Nationals” or known or suspected terrorists that has been generated by the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”), nor are you a citizen or resident of any country that is subject to embargo or trade sanctions enforced by OFAC.

6.26.        Entity Investors. If Purchaser is a legal entity, like a corporation, partnership, or limited liability company, Purchaser also promises that:

6.26.1.        Accredited Investor. At least one of the following statements is true:

1) Purchaser is a bank, a savings and loan association, a broker-dealer registered under section 15 of the Securities Exchange Act of 1934, an insurance company, or an investment company registered under the Investment Company Act of 1940.

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2) Purchaser is a charitable organization, corporation, partnership, or limited liability company not formed for the specific purpose of acquiring the LLC Interest, with total assets in excess of $5,000,000.

3) Purchaser is a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the LLC Interest, whose purchase is directed by a sophisticated person.

4) Each of the equity owners of Purchaser either (i) is an individual (not an entity) and can truthfully make at least one of the statements in section 6.25.1, or (ii) is an entity and can truthfully make at least one of the foregoing statements in this section 6.26.1.

5) Purchaser is an employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, insurance company, or registered investment adviser makes Purchaser’s investment decisions or if Purchaser has total assets in excess of $5 million.

6) Purchaser is a “family office” as defined in rule 202(a)(11)(G)-1 of the Advisers Act, if the family office (i) has assets under management in excess of $5,000,000, (ii) was not formed for the specific purpose of acquiring the securities offered, and (iii) is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment.

7) Purchasers is a “family client” as defined in rule 202(a)(11)(G)-1 of the Advisers Act, of a family office meeting the requirements above, whose investment in the issuer is directed by the family office.

8) Purchaser is an entity, including Indian tribes, governmental bodies, funds and entities organized under the laws of foreign countries, that was not formed to invest in the securities offered and own investments in excess of $5 million.

9) Purchaser is a director, executive director, or general partner of the Company.

10) Purchaser holds one of the licenses or otherwise meets one of the qualifications set forth in 6.25.1(4), 6.25.1(6), or 6.25.1(7) above.

6.26.2.        Good Standing. Purchaser is validly existing and in good standing under the laws of the jurisdiction where it was organized and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted.

6.26.3.        Other Jurisdictions. Purchaser is qualified to do business in every other jurisdiction where the failure to qualify would have a material adverse effect on Purchaser.

6.26.4.        Authorization. The execution and delivery by Purchaser of this Investment Agreement, Purchaser’s performance of its obligations hereunder, the consummation by Purchaser of the transactions contemplated hereby, and the purchase of the LLC Interest, have been duly authorized by all necessary corporate, partnership or company action.

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6.26.5.        Investment Company. Purchaser is not an “investment company” within the meaning of the Investment Company Act of 1940.

6.26.6.        Information to Investors. Purchaser has not provided any information concerning the Company or its business to any actual or prospective investor, except the Disclosure Document, this Investment Agreement, and other written information that the Company has approved in writing in advance.

6.26.7.        Anti-Terrorism and Money Laundering Laws. To the best of Purchaser’s knowledge based upon appropriate diligence and investigation, none of the money used to purchase the LLC Interest was derived from or related to any activity that is illegal under United States law. Purchaser has received representations from each of its owners such that it has formed a reasonable belief that it knows the true identity of each of the ultimate investors in Purchaser. To the best of Purchaser’s knowledge, none of its ultimate investors is on any list of “Specially Designated Nationals” or known or suspected terrorists that has been generated by the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”), nor is any such ultimate investor a citizen or resident of any country that is subject to embargo or trade sanctions enforced by OFAC.

7.            Confidentiality. The information we have provided to you about the Company, including the information in the Disclosure Document, is confidential. You will not reveal such information to anyone or use such information for your own benefit, except to purchase the LLC Interest.

8.            Re-Purchase of LLC Interest. If we decide that you provided us with inaccurate information or have otherwise violated your obligations, or if required by any applicable law or regulation related to terrorism, money laundering, and similar activities, we may (but shall not be required to) repurchase your LLC Interest for an amount equal to the amount you paid for it.

9.            Governing Law. Your relationship with us shall be governed by Delaware law, without considering principles of conflicts of law.

10.        Execution of LLC Agreement. If we accept your subscription, then your execution of this Investment Agreement will also serve as your signature on the LLC Agreement, just as if you had signed a paper copy of the LLC Agreement in blue ink.

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11.        Arbitration.

11.1.        Right to Arbitrate Claims. If any kind of legal claim arises between us as a result of your purchase of the LLC Interest, either of us will have the right to arbitrate the claim, rather than use the courts. There are only three exceptions to this rule. First, we will not invoke our right to arbitrate a claim you bring in Small Claims Court or an equivalent court, if any, so long as the claim is pending only in that court. Second, we have the right to seek an injunction in court if you violate or threaten to violate your obligations. Third, disputes arising under the LLC Agreement will be handled in the manner described in the LLC Agreement.

11.2.        Place of Arbitration; Rules. All arbitration will be conducted in Wilmington, Delaware, unless we agree otherwise in writing in a specific case. All arbitration will be conducted before a single arbitrator in accordance with the rules of the American Arbitration Association.

11.3.        Appeal of Award. Within thirty (30) days of a final award by the single arbitrator, you or we may appeal the award for reconsideration by a three-arbitrator panel. If you or we appeal, the other party may cross-appeal within thirty (30) days after notice of the appeal. The panel will reconsider all aspects of the initial award that are appealed, including related findings of fact.

11.4.        Effect of Award. Any award by the individual arbitrator that is not subject to appeal, and any panel award on appeal, shall be final and binding, except for any appeal right under the Federal Arbitration Act, and may be entered as a judgment in any court of competent jurisdiction.

11.5.        No Class Action Claims. NO ARBITRATION SHALL PROCEED ON A CLASS, REPRESENTATIVE, OR COLLECTIVE BASIS. No party may join, consolidate, or otherwise bring claims for or on behalf of two or more individuals or unrelated corporate entities in the same arbitration unless those persons are parties to a single transaction. An award in arbitration shall determine the rights and obligations of the named parties only, and only with respect to the claims in arbitration, and shall not (i) determine the rights, obligations, or interests of anyone other than a named party, or resolve any claim of anyone other than a named party, or (ii) make an award for the benefit of, or against, anyone other than a named party. No administrator or arbitrator shall have the power or authority to waive, modify, or fail to enforce this paragraph, and any attempt to do so, whether by rule, policy, arbitration decision or otherwise, shall be invalid and unenforceable. Any challenge to the validity of this paragraph shall be determined exclusively by a court and not by the administrator or any arbitrator. If this paragraph shall be deemed unenforceable, then any proceeding in the nature of a class action shall be handled in court, not in arbitration.

12.        Consent to Electronic Delivery. You agree that we may deliver all notices, tax reports and other documents and information to you by email or another electronic delivery method we choose. You agree to tell us right away if you change your email address or home mailing address so we can send information to the new address.

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13.        Notices. All notices between us will be electronic. You will contact us by email at__________________. We will contact you by email at the email address you provided on the Purchaser Information Sheet. Either of us may change our email address by notifying the other (by email). Any notice will be considered to have been received on the day it was sent by email, unless the recipient can demonstrate that a problem occurred with delivery. You should designate our email address as a “safe sender” so our emails do not get trapped in your spam filter.

14.        Limitations on Damages. WE WILL NOT BE LIABLE TO YOU FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, EVEN IF YOU TELL US YOU MIGHT INCUR THOSE DAMAGES. This means that at most, you can sue us for the amount of your investment. You can’t sue us for anything else.

15.        Waiver of Jury Rights. IN ANY DISPUTE WITH US, YOU AGREE TO WAIVE YOUR RIGHT TO A TRIAL BY JURY. This means that any dispute will be heard by an arbitrator or a judge, not a jury.

16.        Effect of Acceptance. Even when we accept your subscription by counter-signing below, you will not acquire the LLC Interest until and unless we have closed on the Offering, as described in the Disclosure Document.

17.        Miscellaneous Provisions.

17.1.        No Transfer. You may not transfer your rights or obligations.

17.2.        Right to Legal Fees. If we have a legal dispute with you, the losing party will pay the costs of the winning party, including reasonable legal fees.

17.3.        Headings. The headings used in this Investment Agreement (e.g., the word “Headings” in this paragraph), are used only for convenience and have no legal significance.

17.4.        No Other Agreements. This Investment Agreement and the documents it refers to (including the LLC Agreement) are the only agreements between us.

17.5.        Electronic Signature. You will sign this Investment Agreement electronically, rather than physically.

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INVESTMENT QUESTIONNAIRE

Name of Purchaser	_______________________________
Number of Class A Shares	_______________________________
Investment Amount	$______________________________
Social Security Number (If You Are an Individual) Or Employer Identification Number (If You Are an Entity)	_______________________________ _______________________________
Jurisdiction of Formation (If You Are an Entity)	_______________________________
Mailing Address

_______________________________

Street 1

_______________________________

Street 2

_______________________________

City

_______________________________

State and Zip Code

_______________________________

Country

Email Address	________________________________
Phone Number	_____________________________

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SIGNATURE PAGE

IN WITNESS WHEREOF, the undersigned has executed this Investment Agreement and the LLC Agreement effective on the date first written above.

________________________________

Signature

________________________________

Name and Title (For Entities Only)

ACCEPTED:

preREO LLC

By: American Home Preservation 2015A+, LLC,

As Manager

By: _________________________________

Jorge Newbery, Chief Executive Officer

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